Exhibit 99.1

Verisign Announces US Department of Commerce Approval
of Newly Revised .com Registry Agreement

RESTON, VA – Nov. 30, 2012 – VeriSign, Inc. (NASDAQ: VRSN), the trusted provider of Internet infrastructure services for the networked world, today announced the U.S. Department of Commerce approved the renewal of Verisign’s agreement with the Internet Corporation for Assigned Names and Numbers (ICANN) to serve as the authoritative registry operator for the .com registry (the “2012 .com Registry Agreement”) for the term commencing on Dec. 1, 2012 through Nov. 30, 2018 with certain new terms and conditions. The Commerce Department determined the 2012 .com Registry Agreement is in the public interest under Amendment 30 of the Cooperative Agreement between the Commerce Department and Verisign. Verisign also announced the execution of the 2012 .com Registry Agreement by both ICANN and Verisign.

The Commerce Department’s approval of the 2012 .com Registry Agreement contains important new terms and conditions. First, Verisign’s current pricing of $7.85 per domain name registration will continue for the six-year term of the Agreement. Second, Verisign no longer has the right to four price increases of up to seven percent over the six-year term. Price increases are limited to circumstances based on the imposition of new Consensus Policy or extraordinary expenses related to security or stability threats, and now require Commerce Department prior approval. Finally, pricing restrictions may be removed entirely if Verisign demonstrates to the Commerce Department’s satisfaction that market conditions no longer warrant such restrictions.

“This is an important event that provides certainty and sets a clear direction for the Company,” said Jim Bidzos, executive chairman, president and chief executive officer for Verisign. “This certainty, combined with our strong portfolio of assets, which includes broad DNS expertise, a combined total of more than 200 unique patents and patent applications in the U.S., the world’s most reliable registry, and over $1.4 billion in cash, positions us well to participate in the growing global market for Internet registry and infrastructure services.”

Verisign continues to operate the .com registry with unsurpassed security and reliability. With continued innovation and investments in its infrastructure, Verisign has been able to meet the performance and scalability demands of .com. The company has and continues to implement critical technical enhancements for .com, such as IPv6 and DNSSEC support, to ensure the integrity and availability of the Internet Domain Name System (DNS).

Today’s Conference Call
Verisign will host a live conference call today at 8:30 a.m. EST. The call will be accessible by direct dial at (888) 676-VRSN (U.S.) or (913) 312-0400 (international). A listen-only live webcast of the conference call will also be available at http://investor.verisign.com. A replay of the call will be available at (888) 203-1112 or (719) 457-0820 (passcode: 1019834) beginning at 11:30 a.m. (EST) on Nov. 30, 2012, and will run through Dec. 7, 2012, at 10:00 p.m. (EST). An audio archive of the call will be available at https://investor.verisign.com/events.cfm. This press release is available at http://investor.verisign.com.

About Verisign
VeriSign, Inc. (NASDAQ: VRSN) is the trusted provider of Internet infrastructure services for the networked world. Billions of times each day, Verisign helps companies and consumers all over the world connect between the dots. Additional news and information about the company is available at www.VerisignInc.com.

VRSNF
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Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause Verisign's actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of whether the Company will be able to exercise its right, under certain circumstances, to increase the price per domain name registration, whether the Department of Commerce will approve any exercise by the Company of the right and whether the Company will be able to demonstrate to the Department of Commerce that market conditions warrant removal of the pricing restrictions; the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as restrictions on increasing prices under the 2012 .com Registry Agreement, increasing competition, pricing pressure from competing services offered at prices below our prices and changes in marketing and advertising practices, including those of third-party registrars; changes in search engine algorithms and advertising payment practices; challenging global economic conditions; challenges to ongoing privatization of Internet administration; the outcome of legal or other challenges resulting from our activities or the activities of registrars or registrants, or litigation generally; new or existing governmental laws and regulations; changes in customer behavior, Internet platforms and web-browsing patterns; the uncertainty of whether Verisign will successfully develop and market new services; the uncertainty of whether our new services will achieve market acceptance or result in any revenues; system interruptions; security breaches; attacks on the Internet by hackers, viruses, or intentional acts of vandalism; whether Verisign will be able to continue to expand its infrastructure to meet demand; the uncertainty of the expense and timing of requests for indemnification, if any, relating to completed divestitures; and the impact of the introduction of new gTLDs, any delays in their introduction and whether our gTLD applications or the applicants' gTLD applications for which we have contracted to provide back-end registry services will be successful. More information about potential factors that could affect the Company's business and financial results is included in Verisign's filings with the Securities and Exchange Commission, including in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643
Media Relations: Erin Collins, ecollins@verisign.com, 571-455-8512

©2012 VeriSign, Inc. All rights reserved. VERISIGN, the VERISIGN logo, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.